Exhibit 10.1

Indemnity Agreement

This INDEMNITY AGREEMENT, dated as of February 12, 2021 (this “Agreement”), among Vinings Holdings, Inc., a Delaware corporation (“Vinings”) and Sterling Acquisition I, Inc., a Delaware corporation (“Sterling” or the “Indemnitor”).

RECITALS:

WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of December 31, 2020 (as amended, the “Merger Agreement”), among Vinings, Coeptis Acquisition Sub, Inc. and Coeptis Pharmaceuticals, Inc. (“Coeptis”);

WHEREAS, in the Merger Agreement, Vinings made certain representations and warranties to Coeptis as inducement for Coeptis to enter into the Merger Agreement;

WHEREAS, as an inducement to the parties’ willingness to consummate the transactions contemplated by the Merger Agreement, and in consideration of the benefits to be received by Indemnitor and Indemnitor’s affiliates in connection with the consummation of the transactions contemplated by the Merger Agreement, Indemnitor has agreed to indemnify Coeptis (on behalf of itself and the post-Merger Vinings) for certain matters as described herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The term “post-closing Vinings” shall refer to the business of Vinings following the Closing.

2.	Indemnification. The Indemnitor hereby covenants and agrees, at its sole cost and expense, and as a first recourse without the need to first pursue any other party, to assume liability for and hold harmless Coeptis and post-closing Vinings from and against any and all claims, demands, damages actions, causes of action, suits, losses, judgments, obligations, and any liabilities, costs, and expenses (including, but not limited to attorney fees and costs) arising out of or in connection with Vining’s breach of its representations and warranties in the Merger Agreement or the breach of any covenant of Vinings in the Merger Agreement (the “Indemnified Liabilities”).

(a)	Limitation of Indemnity. Vinings and the Indemnitor agree that the obligation to assume, hold harmless and defend is immediate and arises when a written claim related to an Indemnified Liability is made against Coeptis of post-closing Vinings or an Indemnified Liability is experienced by or alleged against Coeptis or post-closing Vinings; provided that the aggregate amounts payable in the aggregate by the Indemnitor hereunder shall not exceed the aggregate after-tax proceeds received by Sterling in connection with the sale of 50,000 shares of Vining’s common stock, par value $0.0001 per share (the “Indemnification Limit”).

(b)	Right of Enforcement. Coeptis and Vinings may enforce this Agreement without first proceeding against any other person, and without first pursuing any other right or remedy. This Agreement remains enforceable regardless of any defenses based on failure of consideration, breach of warranty, fraud, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, or usury that the Indemnitor may assert on the Indemnified Obligations.

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(c)	Attorneys Fees. In addition to the Indemnification Limit, Indemnitor shall pay or reimburse Coeptis and post-closing Vinings for all costs, expenses and attorneys’ fees paid or incurred by Coeptis and post-closing Vinings in endeavoring to collect and enforce the indemnification provided for in this Agreement.

(d)	Sale of Vinings Shares. Vinings agrees that the management of Sterling shall be free to use its judgement and experience to determine the time and place of any sales of post-merger Vinings shares. That any such sales shall occur through market transactions facilitated via a FINRA registered broker/dealer.

(i)	In the event that Sterling sells any post-merger Vinings shares, Sterling shall notify Vinings in writing or via. email of the sale of the shares; provided that Sterling shall not sell any Vinings agrees with net proceeds of less than $1.00 per share without the consent of Vinings, which consent shall not b unreasonably withheld; and

(ii)	The proceeds from any sale of post-merger Vinings shares shall be invested in US Government securities or bank certificates of deposit until the expiration of this agreement.

3.	Valid and Binding Instrument. Indemnitor hereby represents, warrants and covenants that this Agreement is a legal, valid and binding instrument, enforceable against it in accordance with its terms.

4.	Applicable Law; Venue

(a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Georgia.

(b)	Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the State of Georgia in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

5.	Dissolution of NDYN of Delaware, Inc. Pursuant to the Divestiture Agreement between Vinings and Sterling dated December 22, 2020, Sterling acquired 100% of the issued and outstanding shares of NDYN of Delaware. On February 28, 2023, three years form the effective date of the Holding Company Reorganization, Sterling shall caused to be filed with the state of Delaware, a Certificate of Dissolution, and NDYN of Delaware, Inc. shall cease to exist.

6.	Expiration: This agreement shall expire on February 29th, 2024, after which time Vinings shall have no right to seek indemnity against Sterling.

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7.	Miscellaneous Provisions

(a)	Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, including in pdf or electronic format, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(b)	Effectiveness. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto, but in no event shall it become effective prior to the Closing under the Merger Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, Coeptis, post-closing Vinings and their respective successors and assigns including all persons who become bound to this Agreement. Indemnitor shall not, without the prior written consent of Coeptis and post-closing Vinings, assign any right, duty or obligation hereunder.

(d)	Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(e)	Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

IN WITNESS WHEREOF, Coeptis, Vinings and Indemnitor have caused this Indemnity Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Agreed to and accepted this 12th day of February, 2021	Agreed to and accepted this 12th day of February, 2021

/s/ David Mehalick	/s/ David Mehalick
David Mehalick, President	David Mehalick, President
Vinings Holdings, Inc.	Coeptis Pharmaceuticals, Inc.

Agreed to and accepted this 12th day of February, 2021

/s/ Erik Nelson
Erik Nelson, President
Sterling Acquisitions I, Inc.

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